Exhibit 99.1

Second Quarter 2018 Fixed Income Release

Denver, Colorado August 8, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ("Q2") and six months ("H1" or "YTD") ended June 30, 2018 as compared to the results for the same periods in the prior year. The financial and operating information contained herein is preliminary and subject to change.

We expect to issue the June 30, 2018 unaudited condensed consolidated financial statements for each of our applicable fixed income borrowing groups prior to the end of August 2018, at which time they will be posted to the investor relations section of our website (www.lla.com) under the "Fixed Income Filings" heading. Convenience translations provided herein are calculated as of June 30, 2018.

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Cable & Wireless Reports Preliminary Q2 2018 Results1

29,000 Fixed RGU Additions Supported By Network Upgrades/Expansion
Operating Income of $64 million; Net Loss of $45 million
Q2 Rebased Adjusted Segment EBITDA of $230 million, up 2% YoY
Cable & Wireless Communications Limited ("C&W") is a leading telecommunications operator in its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.3 million mobile, 0.6 million internet, 0.6 million fixed-line telephony and 0.4 million video subscribers. In addition, C&W delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 40 markets across the region.

Operating highlights2:

•	Organic fixed RGU additions of 29,000 in Q2 2018, driven by product and service enhancements and continued network upgrade and expansion.

◦	Broadband RGU additions of 11,000.

▪
Significantly higher than prior-year period driven by (i) improved performance in Jamaica, where we added 4,000 RGUs through increased penetration in our upgraded network and (ii) Panama, where we continued to promote our Mast3r packages supporting 4,000 additions.

▪	Rolling out enhanced in-home connectivity for subscribers through our WiFi "Connect Box", now installed across over 20% of our broadband subscribers.

◦	Video RGU additions of 8,000, our best quarterly performance since Q2 2016.

▪	Momentum building as network expansion / upgrades and product enhancements, such as "Flow Evo", drove quarterly additions. Jamaica had a particularly strong quarter, adding 5,000 video RGUs.

▪	Following the launch of Flow Evo in January and other platform improvements, we have seen NPS gains across C&W's largest video markets including Trinidad, Jamaica and Barbados.

◦	Fixed-line telephony RGU additions of 10,000, driven by our successful bundling strategy.

•	Mobile subscribers declined by 89,000.

◦	This was primarily driven by prepaid losses in Panama (51,000) and Jamaica (16,000) and mainly the result of competitive factors and a more targeted approach to promotional activity.

◦	In the Bahamas, competitive intensity continued to drive subscriber declines, totaling 10,000 in Q2, as compared to a loss of 24,000 in Q2 2017.

•	New build and upgrade initiatives delivered over 40,000 premises in Q2 and over 80,000 YTD.

Financial highlights3,4:

•	On a rebased basis, revenue at $589 million during Q2 was in-line with the prior-year period.

◦	Residential fixed revenue grew by 2% year-over-year, mainly driven by organic subscriber growth over the last twelve months, particularly in Jamaica (79,000), Trinidad (20,000) and Panama (7,000).

◦
Residential mobile revenue declined by 5% compared to the prior-year period. The decrease was driven by lower subscription revenue resulting from the net effect of (i) lower revenue in the Bahamas and Panama associated with a decrease in the average number of subscribers, primarily driven by continued competition, and (ii) higher revenue in hurricane impacted markets.

◦	B2B revenue increased 0.5% year-over-year.

▪	The growth was impacted by the recognition on a cash basis of $5 million of revenue in Q2 2017 related to payments for services provided in prior quarters to a significant customer.

▪	Underlying growth was driven by recurring and non-recurring revenue growth in our sub-sea operations and managed services revenue momentum in the Bahamas, Trinidad and Jamaica.

•	Net loss was $45 million in Q2, as compared to $18 million in the corresponding prior-year period.

◦
The increase in our net loss resulted from the net impact of changes in certain charges as reflected in the table below reconciling net loss to Adjusted Segment EBITDA, which were partially offset by an increase in Adjusted Segment EBITDA, as described below.

•	On a rebased basis, Adjusted Segment EBITDA was up 2% to $230 million in Q2, compared to the corresponding prior-year period.

◦
The year-over-year improvement was primarily driven by the net effect of (i) lower content costs associated with renegotiated contracts and content cost synergies and (ii) higher network-related expenses, primarily associated with sub-sea fiber cut repairs and ongoing repair costs in hurricane impacted markets.

◦	Our portion of Adjusted Segment EBITDA, after deducting the noncontrolling interests' share, ("Proportionate Adjusted Segment EBITDA") was $188 million in Q2 2018.

•	Property, equipment and intangible asset additions represented 17% of revenue in Q2, consistent with the prior-year period.

◦	CPE represented the majority of our spend in Q2 and related to investments for new customers and upgrading services for existing RGUs.

◦
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. We currently estimate that approximately $50 million of property and equipment additions will be required to restore nearly all of the damaged networks in our impacted markets, of which $33 million has been incurred following the hurricanes through June 30, 2018.

•
At June 30, 2018, our total net debt was $3.6 billion, our proportionate net debt[5] was $3.5 billion, our fully-swapped borrowing cost was 6.3%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.5 years.

•	Based on Q2 results, our Proportionate Net Leverage Ratio[6] was 3.99x. At June 30, 2018, we had maximum undrawn commitments of $757 million, including $132 million under our regional facilities. At

June 30, 2018, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after consideration of the completion of the June 30, 2018 compliance reporting requirements, which include leverage-based payment tests and leverage covenants.
Operating Statistics Summary2,3

	As of and for the three months ended June 30,
	2018	2017
Organic RGU Net Additions (Losses)
Basic video	(400)	(700)
Enhanced video	10,700	(5,900)
DTH	(2,500)	2,900
Total video	7,800	(3,700)
Internet	10,900	(2,700)
Telephony	9,900	(9,200)
Total organic RGU net additions (losses)	28,600	(15,600)

Mobile postpaid	(2,600)	(4,500)
Mobile prepaid	(85,900)	(43,700)
Total organic mobile net losses	(88,500)	(48,200)

Fixed-line Customer Relationships
Organic customer net additions (losses)	3,400	(13,900)
RGUs per customer relationship	1.79	1.63

ARPUs
Fixed ARPU per customer relationship	$45.72	$42.90

Mobile ARPU per mobile subscriber:
Excluding interconnect revenue	$15.02	$15.10
Including interconnect revenue	$16.24	$16.28

Financial Results, Adjusted Segment EBITDA Reconciliation and Property, Equipment & Intangible Asset Additions

The following table7 reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2018 and 2017.

	Three months ended June 30,		Rebased change	Six months ended June 30,		Rebased change
	2018 (8)	2017		2018 (8)	2017
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$43.2	$39.7		$85.9	$80.2
Broadband internet	56.4	52.3		110.1	105.1
Fixed-line telephony	25.9	28.1		52.8	57.4
Total subscription revenue	125.5	120.1		248.8	242.7
Non-subscription revenue	16.9	19.3		38.4	42.8
Total residential fixed revenue	142.4	139.4	2.2%	287.2	285.5	0.6%
Residential mobile revenue:
Subscription revenue	151.1	159.7		306.2	321.5
Non-subscription revenue	21.6	21.6		43.7	41.5
Total residential mobile revenue	172.7	181.3	(5.0%)	349.9	363.0	(4.0%)
Total residential revenue	315.1	320.7	(1.9%)	637.1	648.5	(1.9%)
B2B revenue:
B2B revenue	207.1	204.9		411.3	406.0
Sub-sea network revenue	67.0	58.7		130.1	105.7
Total B2B revenue	274.1	263.6	0.5%	541.4	511.7	1.1%
Total	$589.2	$584.3	(0.9%)	$1,178.5	$1,160.2	(0.6%)

Adjusted Segment EBITDA	$230.3	$216.9	1.8%	$458.7	$422.1	4.5%

Adjusted Segment EBITDA as a percentage of revenue	39.1%	37.1%		38.9%	36.4%

The following table reflects a reconciliation of our preliminary unaudited net loss to Adjusted Segment EBITDA for the three and six months ended June 30, 2018 and 2017.

	Three months ended June 30,		Six months ended June 30,
	2018 (8)	2017	2018 (8)	2017
	in millions

Net loss	$(45.0)	$(17.7)	$(84.3)	$(21.9)
Interest expense	72.7	64.6	138.3	130.6
Realized and unrealized losses (gains) on derivative instruments, net	17.0	(19.8)	(14.0)	(43.2)
Foreign currency transaction losses (gains), net	(2.2)	6.0	14.3	13.5
Losses on debt extinguishment	—	28.2	9.8	28.2
Interest and other income, net	(0.8)	(6.4)	(3.4)	(9.7)
Income tax expense	22.1	13.3	31.8	14.1
Operating income	63.8	68.2	92.5	111.6
Depreciation and amortization	147.2	140.5	291.7	285.9
Impairment charges, net	0.7	—	2.9	2.0
Related-party fees and allocations	7.0	2.6	13.6	2.6
Restructuring and other operating items, net	8.8	3.8	53.3	15.9
Share-based compensation expense	2.8	1.8	4.7	4.1
Adjusted Segment EBITDA	230.3	216.9	458.7	422.1
Noncontrolling interests' share of Adjusted Segment EBITDA	42.3	48.0	87.7	94.8
Proportionate Adjusted Segment EBITDA	$188.0	$168.9	$371.0	$327.3
The table below highlights the categories9. of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer Premises Equipment	$46.7	$36.9	$72.0	$64.0
New Build & Upgrade	15.7	23.5	27.7	31.5
Capacity	23.1	12.5	30.1	19.4
Baseline	10.3	14.0	20.2	25.1
Product & Enablers	6.2	13.8	19.2	21.2
Property, equipment and intangible asset additions	102.0	100.7	169.2	161.2

Assets acquired under capital-related vendor financing arrangements	(4.7)	—	(4.7)	—
Assets acquired under finance leases	(0.4)	(1.2)	(1.0)	(2.1)
Changes in liabilities related to capital expenditures	(1.3)	(23.7)	32.0	(4.8)
Total capital expenditures	$95.6	$75.8	$195.5	$154.3

Property, equipment and intangible asset additions as % of revenue	17.3%	17.2%	14.4%	13.9%

Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2018		2018
	Borrowing currency	$ equivalent
Senior Secured Credit Facilities
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,875.0	$1,875.0	$1,875.0
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	—	10.0
Total Senior Credit Facilities		1,875.0	1,885.0

Senior Notes
8.625% GBP Unsecured Notes due 2019	£146.7	193.7	205.9
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
6.875% USD Unsecured Notes due 2027	$700.0	700.0	700.0
Total Senior Notes		1,643.7	1,655.9

Other Regional Debt*		333.9	350.9
Vendor financing		55.2	47.6
Finance lease obligations		10.8	12.3
Total debt and finance lease obligations		3,918.6	3,951.7
Discounts and deferred financing costs, net		(29.1)	(30.4)
Total carrying amount of debt and finance lease obligations		3,889.5	3,921.3
Less: cash and cash equivalents		289.8	291.6
Net carrying amount of debt and finance lease obligations		$3,599.7	$3,629.7

Exchange rate (£ to $)		0.76	0.71

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

C&W Footnotes

1.
The financial figures contained in this release are prepared in accordance with IASB-IFRS. C&W's financial condition and results of operations are included in Liberty Latin America’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

2.
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Latin America’s policies. SOHO subscribers have not been included in C&W’s RGU counts pending further verification. See Additional General Notes below.

3.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended June 30, 2018 and 2017.

4.
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three and six months ended June 30, 2017 to (i) include the pre-acquisition revenue and Adjusted Segment EBITDA of the Carve-out Entities, as defined below, in the rebased amounts for the six months ended June 30, 2017 to the same extent that the revenue and Adjusted Segment EBITDA of the Carve-out Entities are included in our results for the six months ended June 30, 2018, (ii) reflect the estimated impacts of adopting IFRS 15, Revenue from Contracts with Customers, for the three and six months ended June 30, 2017 and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2018. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of the Carve-out Entities had occurred on January 1, 2017 for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for C&W. Due to rounding, certain rebased growth rate percentages may not recalculate:

	Three months ended		Six months ended
	June 30, 2017		June 30, 2017
	Revenue	Adjusted Segment EBITDA	Revenue	Adjusted Segment EBITDA
	in millions

Carve-out Entities	$—	$—	$8.6	$1.6
Adoption of new accounting standard	8.3	8.5	13.6	14.0
Foreign currency	1.7	0.9	2.9	1.2
Total	$10.0	$9.4	$25.1	$16.8
In connection with the acquisition of C&W in May of 2016, and an acquisition made by C&W in 2015, certain entities (the "Carve-out Entities") that hold licenses granted by the U.S. Federal Communications Commission (the "FCC") were transferred to entities not controlled by Liberty Latin America or C&W. The arrangements with respect to the Carve-out Entities, which were executed in connection with our acquisition of C&W and the acquisition made by C&W in 2015, contemplated that upon receipt of regulatory approval, C&W would acquire the Carve-out Entities. On March 8, 2017, the FCC granted its approval for C&W’s acquisition of the Carve-out Entities. Accordingly, on April 1, 2017, subsidiaries of C&W acquired the Carve-out Entities for an aggregate purchase price of $86 million, which represents the amount due under notes receivable that were exchanged for the equity of the Carve-out Entities.

5.	At June 30, 2018, the noncontrolling interests' share of C&W’s net debt was $121 million.

6.
Proportionate Net Leverage Ratio is calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last twelve months, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.

7.
Residential fixed and mobile subscription revenue includes amounts received from subscribers for ongoing services. Residential fixed non-subscription revenue includes, among other items, interconnect and advertising revenue. Residential mobile non-subscription revenue includes, among other items, interconnect revenue and revenue from sales of mobile handsets and other devices. B2B revenue primarily includes business broadband internet, video, fixed-line telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other telecommunication operators. B2B sub-sea network revenue includes long-term capacity contracts with customers where the customer either pays a fixed fee over time or prepays for the capacity upfront and pays a portion related to operating and maintenance of the network over time.

8.
We adopted IFRS 15, Revenue from Contracts with Customers, effective January 1, 2018 using the cumulative effect transition method. Accordingly, the 2017 period has not been restated to account for the adoption of IFRS 15.

9.
Effective June 30, 2018, the categories of our property, equipment and intangible asset additions have been aligned with Liberty Latin America internal categories. We also applied this change retroactively to the prior-year periods.

The new categories include:

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

•
Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

•
Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

•
Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

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VTR Reports Preliminary Q2 2018 Results

22,000 RGU Additions Driven By Best Broadband Quarter in Two Years
Solid Financial Performance Continues with 5% Revenue Growth
Successfully Raised CLP174 Billion Term Loan Facilities

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, providing entertainment, information and communication services to 1.2 million broadband internet, 1.1 million video, 0.6 million fixed-line telephony and 0.2 million mobile subscribers.

Operating highlights:

•	Customer momentum continued in Q2 with 22,000 additions.

◦	As compared to June 2017, our customer base increased by 74,000 supported by new build.

•	22,000 RGU additions in Q2; broadband and video growth, partly offset by fixed telephony attrition.

◦	Broadband RGU additions of 27,000.

▪	Leveraging leading speeds of up to 400 Mbps and Chile's largest high-speed footprint.

▪	Delivering enhanced in-home connectivity solution with over 55% of broadband subscribers now experiencing our WiFi "Connect Box".

◦	Video RGU additions of 8,000.

▪
To further enhance the video experience, VTR launched "VTR Play" in July. This multiscreen, on-the-go application is accessible without cost for all VTR video subscribers and provides access to up to 80 channels and more than 4,000 VoD titles, all of which can be viewed out-of-home over Wifi, 3G and 4G mobile networks.

▪	Fixed-line telephony RGUs continued to decline and fell by 13,000.

•	Mobile subscribers were 13,000 higher in Q2, taking our total to 236,000, an increase of 22% YoY.

◦	Approximately 80% of our sales in Q2 2018 were to existing fixed customers with over 65% of additions on a SIM-only basis. Over 97% of our base is on postpaid plans.

◦	Data usage has been growing strongly and was up over 50% per subscriber YoY.

•	Leveraging superior networks and products to develop B2B opportunity across our footprint.

◦	8,000 SOHO RGUs added in the quarter; highest quarterly additions in a year.

•	New build and upgrade initiatives delivered over 40,000 premises in Q2 and over 80,000 YTD.
Financial highlights*:

•	Revenue for Q2 increased 5% on a rebased basis to CLP 162 billion, compared to the prior-year period.

◦
The increase was driven by improvement in (i) residential fixed subscription revenue, from increases in ARPU per RGU and the average number of subscribers, (ii) mobile subscription revenue, mainly driven by subscriber growth, and (iii) B2B subscription revenue due to growth in SOHO RGUs.

•	ARPU per customer relationship during Q2 was flat compared to the prior year and higher sequentially at CLP 33,688.

◦	ARPU per customer benefited sequentially from a shift in sales mix towards broadband and video products.

•	Operating income increased 19% to CLP 44 billion in Q2, as compared to the prior year period.

◦	The increase in Q2 was primarily driven by an increase in Segment OCF, as described below.

•	Our Q2 Segment OCF grew by 7% on a rebased basis to CLP 65 billion, as compared to the prior year period.

◦
Q2 performance was driven by the aforementioned revenue growth. We maintained good cost control in the quarter, but this was partly offset by cost increases including (i) higher marketing and advertising expenses, in part from new promotions focused on Replay TV functionality and (ii) an increase in programming expenses.

•	Property and equipment additions of CLP 37 billion in Q2 2018.

◦	P&E additions during Q2 and H1 were 23% and 22% of revenue, respectively, as compared to 21% and 23%, in each of the corresponding prior year periods.

◦
P&E additions increased CLP 5 billion in Q2, as compared to the prior year period. This increase, in absolute terms, was primarily related to higher spend on (1) capacity to support our expanding network and customer base, (2) baseline related to IT platform investments and (3) customer premises equipment.

•
In May 2018, we entered into (i) a CLP 141 billion principal amount 5-year floating rate term loan bearing interest at the Índice de Cámara Promedio (ICP) plus 3.8% (Term Loan B-1) and (ii) a CLP 33 billion principal amount 5-year fixed rate term loan bearing interest at a rate of 7.0% (Term Loan B-2).

◦
Net proceeds from the facilities will be used for general corporate purposes, including corporate liquidity and the refinancing of existing indebtedness (including, but not limited to, outstanding Senior Secured Notes and / or vendor financing facilities).

•	At June 30, 2018, our fully-swapped borrowing cost was 6.6% and the average tenor of debt (excluding vendor financing) was approximately 5.4 years.

•
Based on our results for Q2 2018, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.58x, calculated in accordance with the indenture governing the senior secured notes.

•
At June 30, 2018, we had maximum undrawn commitments of $185 million (CLP 121 billion) and CLP 15 billion. At June 30, 2018, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after consideration of the completion of the June 30, 2018 compliance reporting requirements, which include leverage covenants.

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.
Operating Statistics Summary

	As of and for the three months ended June 30,
	2018	2017
Organic RGU Net Additions (Losses)
Basic video	(2,300)	(2,700)
Enhanced video	10,300	14,900
Total video	8,000	12,200

Internet	26,900	25,600
Telephony	(13,300)	(4,000)
Total organic RGU net additions	21,600	33,800

Mobile postpaid net additions	12,600	14,900
Mobile prepaid net losses	—	(600)
Total organic mobile net additions	12,600	14,300

Fixed-line Customer Relationships
Organic customer relationship net additions	22,100	22,700
RGUs per customer relationship	2.02	2.08

ARPUs
Monthly ARPU per customer relationship	CLP 33,688	CLP 33,831

Monthly ARPU per mobile subscriber
Excluding interconnect revenue	CLP 14,449	CLP 15,685
Including interconnect revenue	CLP 15,731	CLP 17,442
Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2018 and 2017.

	Three months ended June 30,		Rebased (1)	Six months ended June 30,		Rebased (1)
	2018	2017	Change	2018	2017	Change
	CLP in billions, except % amounts
Revenue	161.6	153.4	5.4%	320.5	303.6	5.6%

Segment OCF	65.3	61.3	6.7%	128.5	121.2	6.0%

Operating income	43.5	36.5		85.1	73.8
Share-based compensation expense	0.4	0.3		0.8	1.2
Related-party fees and allocations	1.9	2.3		3.7	5.0
Depreciation and amortization	17.8	19.6		35.7	37.5
Impairment, restructuring and other operating items, net	1.7	2.6		3.2	3.7
Segment OCF	65.3	61.3		128.5	121.2

Segment OCF as a percentage of revenue	40.4%	40.0%		40.1%	39.9%

Operating income as a percentage of revenue	26.9%	23.8%		26.6%	24.3%

(1) Reflects the impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	CLP in billions, except % amounts

Customer Premises Equipment	18.5	17.2	38.7	39.0
New Build & Upgrade	4.3	5.2	9.8	11.1
Capacity	4.6	2.4	7.8	6.9
Baseline	5.4	3.9	9.1	7.6
Product & Enablers	3.9	3.1	5.6	3.6
Property and equipment additions	36.7	31.8	71.0	68.2

Assets acquired under capital-related vendor financing arrangements	(5.9)	(13.4)	(18.4)	(22.6)
Assets acquired under capital leases	—	(0.2)	—	(0.2)
Changes in liabilities related to capital expenditures	5.9	(0.1)	0.6	(14.9)
Total capital expenditures	36.7	18.1	53.2	30.5

Property and equipment additions as % of revenue	22.7%	20.7%	22.2%	22.5%

Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, capital lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2018		2018
	Borrowing currency in millions	CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	916.1	845.5
Term Loan Facility B-1 due 2023 (ICP + 3.80%)(1)	CLP 140,900.0	140.9	—
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100.0	33.1	—
Revolving Credit Facility A due 2023 (TAB(2)+3.35%)(3)	CLP 15,000.0	—	—
Revolving Credit Facility B due 2024 (LIBOR + 2.75%)(3)(4)	$185.0	—	—
Vendor Financing		67.5	61.3
Capital lease obligations		0.4	0.4
Total debt and capital lease obligations		1,158.0	907.2
Deferred financing costs		(13.4)	(12.8)
Total carrying amount of debt and capital lease obligations		1,144.6	894.4
Less: cash and cash equivalents		233.0	41.7
Net carrying amount of debt and capital lease obligations		911.6	852.7

Exchange rate (CLP to $)		654.4	603.9

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Tasa Activa Bancaria rate.

3.	Upon closing of these credit facilities, the $160 million USD Revolving Credit Facility due in 2020 and the CLP 44 billion CLP Revolving Credit Facility due in 2019 were cancelled.

4.	Includes a $1.0 million credit facility that matures on May 23, 2023.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities, including network upgrade and expansion opportunities; our expectations with respect to property and equipment additions as a percentage of revenue; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Latin America’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America Ltd. (“Liberty Latin America”) is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include combinations of services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B). For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Subscriber Tables

	Consolidated Operating Data — June 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-Line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	545,900	545,900	176,200	—	54,000	25,300	79,300	109,700	125,300	314,300	1,627,000
Jamaica	485,200	475,200	241,000	—	110,600	—	110,600	180,200	188,300	479,100	925,700
The Bahamas	128,900	128,900	48,800	—	6,700	—	6,700	26,400	47,300	80,400	240,700
Trinidad and Tobago	321,300	321,300	155,200	—	107,700	—	107,700	126,700	58,300	292,700	—
Barbados	124,500	124,500	84,800	—	19,300	—	19,300	63,500	74,700	157,500	120,100
Other[2]	362,800	343,000	210,800	11,300	68,300	—	79,600	133,300	102,300	315,200	397,700
C&W total	1,968,600	1,938,800	916,800	11,300	366,600	25,300	403,200	639,800	596,200	1,639,200	3,311,200

VTR	3,469,900	2,999,600	1,449,800	62,600	1,021,700	—	1,084,300	1,234,300	604,000	2,922,600	236,300

	Organic Subscriber Variance Table — June 30, 2018 vs March 31, 2018
Organic Change Summary:				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	—	—	—	—	4,000	(2,500)	1,500	3,600	600	5,700	(53,900)
Jamaica	3,600	3,600	2,100	—	5,100	—	5,100	4,200	5,400	14,700	(15,800)
The Bahamas	—	—	1,500	—	(300)	—	(300)	(700)	—	(1,000)	(10,400)
Trinidad and Tobago	3,100	3,100	(600)	—	400	—	400	1,000	4,400	5,800	—
Barbados	—	—	(100)	—	800	—	800	1,200	—	2,000	(2,600)
Other[2]	400	400	500	(400)	700	—	300	1,600	(500)	1,400	(5,800)
C&W total	7,100	7,100	3,400	(400)	10,700	(2,500)	7,800	10,900	9,900	28,600	(88,500)

VTR	37,400	41,800	22,100	(2,300)	10,300	—	8,000	26,900	(13,300)	21,600	12,600

Q2 2018 C&W Adjustments:
Q2 2018 Jamaica Adjustments	13,000	13,000	—	—	—	—	—	—	—	—	—
Q2 2018 Seychelles Adjustments	—	—	3,200	—	2,200	—	2,200	—	1,500	3,700	3,000
Net C&W Adjustments	13,000	13,000	3,200	—	2,200	—	2,200	—	1,500	3,700	3,000

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Operating Data - June 30, 2018			Q2 2018 Organic Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,474,600	152,400	1,627,000	(51,200)	(2,700)	(53,900)
Jamaica	907,600	18,100	925,700	(15,900)	100	(15,800)
The Bahamas	214,700	26,000	240,700	(10,000)	(400)	(10,400)
Barbados	93,000	27,100	120,100	(2,900)	300	(2,600)
Other[2]	340,100	57,600	397,700	(5,900)	100	(5,800)
C&W total	3,030,000	281,200	3,311,200	(85,900)	(2,600)	(88,500)

VTR	6,800	229,500	236,300	—	12,600	12,600

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. As we are still in the process of assessing the operational impacts of the hurricanes, we are unable to accurately estimate our homes passed and subscriber numbers as of June 30, 2018. Accordingly, the June 30, 2018 subscriber numbers for these markets reflect subscriber amounts as of August 31, 2017 as adjusted through June 30, 2018 for (i) net voluntary disconnects and (ii) disconnects related to customers whose accounts are delinquent. As of June 30, 2018, services to most of our fixed-line customers have not yet been restored in these markets.

Glossary
Adjusted Segment EBITDA – The primary measure used by our management to evaluate C&W’s operating performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense (income), income taxes and depreciation, amortization and impairment. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, (iii) related-party fees and allocations, (iv) other acquisition-related items, such as gains and losses on the settlement of contingent consideration, (v) restructuring provisions or provision releases and (vi) equity earnings or losses from affiliates. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings or loss, cash flow from operating activities and other IASB-IFRS measures of income or cash flows. A reconciliation of net earnings or loss to Adjusted Segment EBITDA is presented in the C&W section of this release.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
IASB-IFRS – International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB).
Internet and Telephony as % of Two-way Homes Passed – Broadband and telephony penetration is calculated by dividing the number of broadband RGUs and telephony RGUs, respectively, by total two-way homes passed.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Carrying Amount of Debt and Capital Lease Obligations – Net debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.
Property and Equipment Additions (or in the case of C&W, property, equipment and intangible asset additions) – Include capital expenditures on an accrual basis, amounts financed under vendor financing or capital/finance lease arrangements and other non-cash additions.
Proportionate Adjusted Segment EBITDA – Equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.
Proportionate Net Debt (C&W) – Equal to the total net debt less the noncontrolling interests' share of net debt. Our internal decision makers believe proportionate net debt and proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of C&W’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of C&W's wholly-owned and non-wholly-owned operations on a basis that is consistent with C&W's debt structure, in that most of C&W's consolidated debt is not an obligation of C&W's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to C&W by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of C&W’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other IASB-IFRS measures of earnings.

Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF – The primary measure used by our chief operating decision maker and management to evaluate VTR's operating performance. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the VTR section of this release.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Total Capital Expenditures – The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital/finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.
Total Net Debt – Equal to the nominal amount outstanding of consolidated debt and finance lease obligations, less cash and cash equivalents.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.

Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.